John Hancock Tax-Advantaged Global Shareholder Yield Fund (the fund)

Supplement dated June 24, 2021 to the current Prospectus, as may be supplemented (the Prospectus)

At a meeting held on June 22-24, 2021, the fund’s Board of Trustees approved a change to the fund’s principal investment strategies, removing the options strategy currently managed by Wells Capital Management, Inc. (“WellsCap”). As a result, WellsCap will no longer serve as a subadvisor to the fund. In connection with these changes, the Fund also announced that the Board has approved an advisory fee reduction from 0.95% to 0.90% of average daily gross assets. Each of these changes will become effective on or before August 23, 2021 (the “Effective Date”).

As a result of these changes, as of the Effective Date, all references to the options strategy and to WellsCap will be removed from the Prospectus.

You should read this Supplement in conjunction with the Prospectus and retain it for future reference.

John Hancock Tax-Advantaged Global Shareholder Yield Fund (the fund)

Supplement dated June 24, 2021 to the current Statement of Additional Information, as may be supplemented (the SAI)

At a meeting held on June 22-24, 2021, the fund’s Board of Trustees approved a change to the fund’s principal investment strategies, removing the options strategy currently managed by Wells Capital Management, Inc. (“WellsCap”). As a result, WellsCap will no longer serve as a subadvisor to the fund. Each of these changes will become effective on or before August 23, 2021 (the “Effective Date”). As a result of these changes, as of the Effective Date, all references to the options strategy and to WellsCap will be removed from the SAI.

You should read this Supplement in conjunction with the SAI and retain it for future reference.